Exhibit 10.5

August 11, 2003

Dear Joe:

I am pleased to confirm MannKind’s offer to you for full-time employment in the position of Senior Director, Pharmaceutical Manufacturing, effective September 1, 2003. In this position, you will report directly to me.

You will be paid on a bi-weekly basis, along with our regular payroll schedule, equating to an annualized amount of $175,000. You will be eligible to participate in the MannKind Stock Option Plan, under which we will recommend to the Board of Directors an award for you of 25,000 options.

In addition, you will be eligible to earn a performance bonus of up to 20% of your base salary. Specific criteria required to earn this bonus will be based upon the successful achievement of agreed upon yearly objectives. In general, it will be based upon corporate objectives, your individual contributions and significant accomplishments focused primarily on leading and organizing MannKind’s Pharmaceutical Manufacturing Department in a manner that enables it to function at peak capacity, while meeting all critical timelines associated with the production of clinical supplies for the upcoming trials.

As a full-time employee, you will also be eligible to participate in MannKind’s group medical, dental, life, disability insurance and 401(k) plan, and any other benefits that become generally available to full-time employees.

As a condition of employment, you will be required to sign an Employee Proprietary Information and Inventions Agreement, a Computer Use and Email Policy and any other future policies or agreements required by the company.

Please be advised that the employment relationship between you and MannKind Corporation is at will. As such, you or the company can exercise the right to terminate the relationship at any time, for any reason, with or without cause or prior notice.

We hope you will accept this offer to join the MannKind team. I believe you have the ability to become a key member of the executive group and we certainly look forward to working with you. Once you have signed the acceptance below, please be sure to return one copy of this letter to me as soon as possible.

Sincerely,Offer accepted:

/s/ Dan Burns/s/ Joseph Kocinsky

August 15, 2003